EXHIBIT 16.1

December 15, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

To Whom It May Concern:

We have read the section entitled “Changes and Disagreements with Accountants on Accounting and Financial Disclosure” on page 31 of the registration statement on Form SB-2 of TXP Corporation (the "Company") dated December 15, 2006 and agree with the statements concerning our firm contained therein.

At this time, there are no accounting disagreements on the financial statements of the Company prepared by this firm and filed with the Securities and Exchange Commission.

Sincerely,

/s/ LBB & Associates Ltd., LLP LBB & Associates Ltd., LLP